                                                                   Exhibit 10.11

[LOGO OF TVN]                                2901 WEST ALAMEDA AVENUE, 7TH FLOOR
                                                       BURBANK, CALIFORNIA 91505
                                              (818) 846-4TVN  FAX (818) 846-4626
- --------------------------------------------------------------------------------


ARTHUR FIELDS
Senior Executive Vice President

  June 22, 1995

                           PERSONAL AND CONFIDENTIAL
                           --------------------------

  James L. English
  President
  Playboy Networks Worldwide
  9242 Beverly Boulevard
  Beverly Hills, CA 90210

                        TVN - PLAYBOY DEAL MEMORANDUM
  Dear Jim:

  This Deal Memo summarizes the key deal points whereby TVN will provide certain services for and also serve as a distributor of Playboy's newly announced 24 hour a day adult movie based entertainment channel, named "AdulTVision". Our mutual goal is to have TVN provide a complete turn-key service for Playboy's AdulTVision Channel when TVN's own pay-per-view programming services move to G-IIIR, including transponder, uplink, playback, encryption, and tier-bit control/authorization services. The deal points are as follows:


     1. Commencing July 1, 1995, TVN will provide VideoCipher II Plus ("VCII Plus") encryption and tier bit control services for the AdulTVision Channel, as well as playback service using the programming elements provided by Playboy as described in Paragraph 6 below, and uplink service to a Playboy leased transponder on the Anik-2 ("E-2") satellite for transmission to the cable and C-Band home satellite dish
          (HSD) markets, for which Playboy will pay TVN the sum of $25,000 per month. Tier bit control service will cover authorizations for pay-per-view, subscription and cable head-ends. At that time or subsequently, TVN may also "turn-around" this AdulTVision transmission from E-2, and re-encrypt and uplink it to one of TVN's transponders on the Telstar 303 satellite ("T-303"), also for transmission and distribution by TVN to the cable and C-Band HSD markets. As a result, there may be a period of dual illumination on T-303 and E-2, prior to the planned transition of the AdulTVision service to a TVN leased transponder on the Galaxy III-R satellite ("G-IIIR"). During the Term hereof, TVN will market, promote, distribute and sell the AdulTVision service as described below.

                                       1
- --------------------------------------------------------------------------------
                         TVN ENTERTAINMENT CORPORATION

     2. At such time as TVN transitions its multi-channel pay-per-view services from T-303 to G-IIIR, but not before January 1, 1996, TVN will provide the use of one of its G-IIIR transponders, which shall provide analog VCII Plus encrypted transmission solely for the AdulTVision channel and meet Hughes' specifications for such G-IIIR transponders. It will serve as the sole source for transmission of AdulTVision to C-Band HSD markets, and as a source of transmission to the cable market, to which Playboy may transmit its AdulTVision service by other means as well. In the event that the G-IIIR transponder fails to meet its specifications, TVN will provide the use of the T-402R transponder for AdulTVision referenced in (P)7 below. TVN will also provide the necessary playback, uplink, encryption (VC II Plus) and tier bit control/authorization services for AdulTVision Playboy will pay TVN the sum of $200,000 per month from such time as TVN transitions its multi-channel PPV services from T-303 to G-IIIR, and throughout the remaining Term of this Agreement (subject to Paragraph 4 below), payable by Playboy on the first day of each month for the services to be provided by TVN in that month.

     3. This deal will remain in effect for a period of three (3) years (a "Term") commencing as of the date of execution of this Deal Memo, and shall automatically be renewed for a consecutive three (3) year Term unless either party gives written notice to the other of non-renewal no later than ninety (90) days before the expiration of any Term. In the event that it becomes illegal to operate, transmit, distribute or sell the AdulTVision service in all or substantially all of the United States, either party may forthwith and in writing terminate this Agreement and its obligations thereunder, except for those which have accrued prior to such termination. If Playboy determines in good faith that it has become economically unfeasible for it to continue operating the AdulTVision programming service, then it may terminate this Agreement by providing no less than ninety (90) days written notice to TVN that it will discontinue such service, in which event this Agreement will terminate without further liability by either party to the other on the later of 90 days from the date of such written notice, or the date on which Playboy ceases operations of the AdulTVision programming service. Any such discontinuance of the service will be handled in a reasonable manner, so as to foster a positive relationship with AdulTVision customers.

     4. As additional consideration for the services provided by TVN pursuant to paragraphs l and 2 above, TVN shall be the exclusive distributor of the AdulTVision programming service to the C-Band HSD market in all transactional modes, including but not limited to pay-per-view ("PPV"), pay-per-block ("PPB"), pay-per-night ("PPN"), pay-per-day ("PPD") sales, subscription sales (monthly, quarterly or yearly and/or impulse sales ("IPPV") by means of store and forward technology, i.e. through VIDEOpal. TVN will provide encryption with its own TVN provided VCII Plus encoder, set up with encoder redundancy, i.e., in the event that the VCII Plus encoder used by TVN for encryption of AdulTVision malfunctions or fails, TVN represents that it will utilize one of its other VCII Plus encoders so that encryption of AdulTVision is maintained. TVS will also provide tier bit control from whatever transponder(s) AdulTVision may be transmitted, including from both T-303 and E-2 during any period of dual illumination, and TVN represents that it will at all times during each Term hereof make available tier bits necessary to provide pay-per-view and subscription authorizations for AdulTVision. TVN will a) pay Playboy a license fee equal to thirty percent (30%) of all such HSD sales, with a minimum license fee of $1.785 per pay-per-view buy (based on a suggested retail price of $5.95), b) provide complete end-to-end customer service, including order processing, CSR, billing and authorization functions for all such sales of the AdulTVision service, and c) actively market, promote and sell AdulTVision to its existing HSD subscriber base (approximately 750,000), and to the rest of the C-Band HSD market. The 30% license fee payable by TVN to Playboy shall be offset each month against the $200,000 monthly fee payable by Playboy to TVN per paragraph 2 above and Playboy will send TVN a check each month for the net amount owed to TVN, after offsetting the TVN license fee owed to Playboy; if the 30% license fee exceeds the $200,000 fee payable by Playboy, TVN will remit such excess amount to Playboy by check monthly. TVN will not accept orders for the AdulTVision service from such states as Playboy determines that its service will not be made available for viewing by HSD and/or cable subscribers.

     5. At such time as TVN and Playboy mutually agree upon the license fee payable by TVN for its AdulTVision sales to cable subscribers, TVN will also be a non-exclusive distributor of the AdulTVision service to the cable market, which it may offer via PPV, PPB, PPN, PPD and/or on a subscription basis, only marketed together with TVN's own multi-channel pay-per-view movie, event and transactional processing services under the name TheatreVisioN Plus. TVN will coordinate its AdulTVision marketing activity with Playboy, TVN will market and promote the AdulTVision service, and TVN's marketing and promotional materials utilizing the AdulTVision name will be subject to Playboy's review and approval, in all instances and at all times, and will bear Playboy's approved trademark designations.

     6. With respect to the playback services TVN provides for Playboy, [deletion] Playboy will create and provide TVN with fully edited, ready-for-air videotapes of all AdulTVision programming elements, in Beta SP format. Such videotapes will include all films, shows, interstitial materials, music, graphics, programming and all other elements necessary for TVN to assemble and playback the AdulTVision service as a complete 24 hour a day, 7 days a week high quality television channel, which meets the industry accepted RS250(b) standard. Playboy will1 deliver such videotaped materials to TVN in a form capable of being assembled and aired by TVN without editing or additional post-production, and in a reasonable time prior to any scheduled air-date. However, TVN will provide an electronic count-down clock and titling capability which can be keyed in during interstitial programming. Playboy will be solely responsible for all AdulTVision programming content, and will indemnify, defend and hold harmless TVN and its transponder provider from any and all third party claims and/or governmental or agency actions based on or related to such programming content. TVN will indemnify, defend and hold harmless Playboy from any and all third party claims arising from TVN's willful acts or omissions while performing its services for Playboy hereunder. C-Band HSD customers who want to order the AdulTVision service from TVN, whether via PPV, PPB, PPN, PPD or subscription, need not pay any initial fees for, order or subscribe to any other programming service owned, provided or distributed by TVN.

     7. TVN represents to Playboy that a) AT&T has leased a transponder on the Telstar 402R satellite to a wholly owned subsidiary of Viacom, Inc., which begins on the in-service date of that satellite, b) it is a "bronze" level transponder, leased for a three (3) year term with options to renew, c) Viacom has assigned to TVN its rights to such T-402R transponder, d) TVN has the right to provide the use of such T-402R transponder to Playboy for AdulTVision, and will do so in the event that (i) Hughes fails to approve, or approves but subsequently terminates, Playboy's use of TVN's G-IIIR transponder for AdulTVision, or (ii) there is a G-IIIR launch failure. TVN will obtain from Viacom and provide to Playboy, within five (5) business days, written confirmation of the foregoing and that Viacom will make this T-402R transponder available to Playboy for the AdulTVision service without interruption if that is within Viacom's control, in the event that TVN's right to do so is terminated.

     8. After this Deal Memo is signed by the parties, they shall begin work and planning for the start of on-air operations, during which time a Definitive Agreement consistent with the provisions of this Deal Memo and containing a more detailed description of each party's respective rights duties and obligations shall be prepared by the parties' counsel. TVN will obtain written approval from Hughes, and provide same to Playboy, for Playboy's use of TVN's G-IIIR transponder for AdulTVision and to permit Playboy to directly assume TVN's rights, duties and obligations under TVN's Transponder Lease Agreement with Hughes with respect to the G-IIIR transponder used for AdulTVision without interruption if that is within Hughes' control, including Playboy's right and obligation to pay directly to Hughes the monthly transponder fee payable by TVN for such transponder, only in the event that TVN's rights to such transponder are terminated by Hughes. If TVN is unable to obtain such approval from Hughes within a mutually approved reasonable period of time, TVN agrees that it will provide the use of its above described T-402R transponder for AdulTVision, instead of its G-IIIR transponder, except that Playboy's fee therefor shall be $175,000 per month, instead of $200,00 per month, payable as provided in (Paragraph) 2 above. For the months of July-December 1995, TVN shall retain the 30% license fee which would have been payable to Playboy, up to $400,000, the first $200,000 of which will be a credit against the first month's fee payable by Playboy, and the next $200,000 (or a portion thereof) of which will be a credit against the last month's fee payable by Playboy. If the 30% license fee falls short of $400,000 during such six (6) month period, this shortfall will be made up, subject to (Paragraph) 4, in the last month's fee payable by Playboy. Any 30% license fee amount in excess of $400,000 shall be paid by TVN to

          $400,000 shall be paid by TVN to Playboy. If the T-402R transponder is used instead of the G-IIIR transponder as above described, the "up to" amount will be $350,000, half of which will be credited against the first, and the other half against the last, month's fee payable by Playboy. TVN shall obtain an acknowledgment from Hughes of the prepaid transponder concept. The provisions of this Deal Memorandum, and all discussions and negotiations regarding same, shall be kept strictly confidential by each company and may not be disclosed to third parties without each parties' prior mutual written approval.

     9. The parties agree that after the execution hereof they will issue a joint or separate press releases regarding TVN's role in the AdulTVision service. Such press releases and other publicity concerning TVN's role in AdulTVision shall be jointly planned and coordinated by the parties, and shall refer to AdulTVision being the new adult programming service which may be marketed together with TVN's TheatreVisioN Plus movie programming. Neither party shall issue any press release or make any press announcement regarding TVN's role in AdulTVision, without the prior written approval of each other party, which shall not be unreasonably withheld. Nothing contained herein shall restrict Playboy's promotion of AdulTVision.

     10. This Deal Memorandum contains the essential deal points agreed upon by the parties with respect to the subject matter hereof. It supersedes all prior and other contemporaneous agreements or negotiations, whether oral or written, by the parties or their agents with respect hereto; it may be amended only in writing signed by each party and it may be executed in one or more counterpart copies via fax delivery to the other party of a copy containing that party's signature, which together with the other party's executed counterpart fax copy shall constitute a single document having the same force and effect as a fully executed original.

     11. This Deal Memorandum and the rights, duties and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be wholly performed in that state. It describes a contractual, independent contractor/distributor relationship, and nothing contained herein shall be deemed to create any partnership, joint venture, employment or similar relationship between the parties.

     12. The above referenced Definitive Agreement shall contain terms and conditions consistent with this Deal Memorandum, as well as other mutually agreed terms and conditions including, but not limited to, those providing for audit rights, license fee reports, payment and report due dates, marketing plans, sales of AdulTVision by third party packagers through TVN, and performance criteria for TVN's sales and customer service operations for AdulTVision. Before such Definitive Agreement is signed by the parties, this Deal Memorandum shall remain in effect as the binding agreement between the parties.

Kindly signify your agreement to the foregoing Deal Memorandum by signing below where indicated.


                                   Sincerely,

                                   /s/ Arthur Fields
                                   -----------------------------------------
                                   Arthur Fields
                                   Senior Executive Vice President




AGREED:
Playboy Networks Worldwide, a division
of Playboy Entertainment Group, Inc.

    /s/ James L. English
By: ----------------------------------
    James L. English
    President